UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

May 17, 2011
____________________________
PHOTOTRON HOLDINGS, INC.
(Exact name of registrant as specified in charter)

Delaware
(State or other Jurisdiction of Incorporation or Organization)

0-50385 (Commission File Number)		84-1588927 (IRS Employer Identification No.)
20259 Ventura Boulevard Woodland Hills, CA 91364 (Address of Principal Executive Offices and zip code)

(818) 992-0200
(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the close of business on May 17, 2011, Brian B. Sagheb resigned as the Registrant’s Chief Executive Officer and Todd Denkin resigned as the Registrant’s President.  Mr. Sagheb continues to serve as the Registrant’s Chief Financial Officer and Secretary.

On May 17, 2011, the Registrant entered into an Executive Services Agreement (the “Agreement”) with Douglas Braun, pursuant to which the Registrant engaged Mr. Braun, from the close of business on May 17, 2011 through May 31, 2011, to provide consulting and management services as the Registrant’s Chief Executive Officer and as the Chief Executive Officer and President of Growlife, Inc. (“Growlife”), one of the Registrant’s wholly-owned subsidiaries.  The Agreement provides that effective as of June 1, 2011, the Registrant will employ Mr. Braun as its Chief Executive Officer and as the Chief Executive Officer and President of Growlife.

Under the terms of the Agreement, upon his employment by the Company, Mr. Braun will receive the following: an annual salary at an initial rate of $150,000, with an increase to $180,000 on the first day of the month following the month in which Growlife’s gross monthly retail sales reach $500,000, and a subsequent increase to $250,000 on the earlier of (i) the first day of the month following the month in which Growlife’s gross monthly retail sales reach $750,000 and (ii) January 1, 2012; an annual bonus equal to 175% of his then applicable annual salary if Growlife achieves 100% of sales projections for the applicable fiscal year, 100% of his then applicable annual salary if Growlife achieves at least 80% but less than 100% of sales projections for the applicable fiscal year, and 50% of his then applicable annual salary if Growlife achieves at least 50% but less than 80% of sales projections for the applicable fiscal year; and a monthly housing stipend of $750.  In the event that the Registrant and Mr. Braun mutually agree to Mr. Braun’s relocation to Los Angeles County, California, the Registrant shall pay Mr. Braun’s reasonable relocation costs and shall pay for reasonable temporary housing for Mr. Braun and his family for a period of 3 months.  The Registrant will also obtain a term life insurance policy upon the life of Mr. Braun, effective as of January 1, 2012, in the amount of Mr. Braun’s then current annual salary for the benefit of the beneficiary designated by Mr. Braun.

The Agreement has a term of 3 years, subject to earlier termination upon Mr. Braun’s death or disability, the Registrant’s termination of the Agreement for Cause (as defined in the Agreement) or without Cause, or Mr. Braun’s termination of the Agreement for Good Reason (as defined in the Agreement) or without Good Reason.  Upon the termination of the Agreement for any reason the Registrant has agreed to pay Mr. Braun his then current annual base compensation then earned, accrued vacation (if any) and unpaid reimbursements due to Mr. Braun for expenses incurred by Mr. Braun prior to the date of termination, subject to the applicable provisions of the Agreement.  Upon the Registrant’s termination of the Agreement without Cause or Mr. Braun’s termination of the Agreement for Good Reason, the Registrant has agreed to pay Mr. Braun, subject the parties’ entry into a general release, an amount equal to one year’s then current annual base compensation, payable in 6 equal bi-monthly installments, as severance.  The parties have agreed to resolve disputes under the Agreement through arbitration.

As an inducement material to Mr. Braun’s decision to enter into the Agreement, on May 20, 2011 the Registrant's board of directors granted to Mr. Braun options under the Registrant’s 2011 Stock Incentive Plan (the “Plan”) to purchase 4,500,000 shares of the Registrant’s common stock (“Common Stock”).  The options have a term of 10 years, a per share exercise price of $0.25 and vest in 24 equal monthly installments commencing on May 31, 2011.

Mr. Braun, age 49, brings to the Registrant 20 years of senior leadership experience in global and domestic network marketing.  He has a proven background in brand development and international expansion and the ability to inspire large numbers of personnel and independent field representatives.  Prior to joining the Registrant he was President of Nikken International, a leading direct seller of wellness home technologies.  Previously he was Senior Vice President Global Marketing for a top 10 global network marketing company.  He has a degree in Marketing from the University of Cincinnati and an MBA from Xavier University.

On May 20, 2011, as inducements material to their decision to enter into Executive Services Agreements with Growlife, the Registrant's board of directors granted options under the Plan to purchase 3,500,000 shares of Common Stock to each of the Chief Operating Officer of Growlife and the Chief Marketing Officer of Growlife.  The options have a term of 10 years, a per share exercise price of $0.25 and vest in 24 equal monthly installments commencing on September 30, 2011.

On May 20, 2011, the Registrant's board of directors also granted under the Plan two stock awards in the amount of 70,000 shares of the Registrant’s common stock each in consideration of $7,000 of services to be rendered by each of a consultant, pursuant to a Public Relations Advisory Agreement, and an attorney, pursuant to a Legal Services Agreement.

In making all option and stock issuances issuances without registration under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant relied upon one or more of the exemptions from registration contained in and/or promulgated under Section 4(2) of the Securities Act.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Executive Services Agreement dated May 17, 2011, between Phototron Holdings, Inc. and Douglas Braun.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phototron Holdings, Inc.

Date: May 23, 2011	By:	/s/ Brian B. Sagheb
Brian B. Sagheb
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Executive Services Agreement dated May 17, 2011, between Phototron Holdings, Inc. and Douglas Braun.